Exhibit 99.1

Independent Bank Corp	INDB	Q3 Earnings Conference Call	10-21-05

Independent Bank Corp
Earnings Conference Call
October 21, 2005
10:00 a.m. ET
Operator:
Greetings, ladies and gentlemen, and welcome to the Independent Bank Corporation’s third quarter earnings conference call. At this time all participants are on a listen-only mode. A brief question-and-answer session will follow the formal presentation. If you should require operator assistance during the conference please press * 0 on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Denis Sheahan, CFO and Treasurer of Independent Bank Corp. Thank you, Mr. Sheahan, you may begin.
Denis Sheahan — CFO:
Thank you. Good morning, everyone, and thank you for joining us on the call. This morning’s agenda will include my review of our third quarter 2005 earnings release. We’ll then have comments from Chris Oddleifson, our CEO. I’ll provide earnings guidance for 2005 and we’ll end the call with a question-and-answer session.
With me on the call today are Chris Oddleifson, President and CEO, of Independent Bank Corp, and Barry Jensen and Rob Cozzone of our finance department.
Before I review Q3 earnings release I will read the cautionary statement. This conference call may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Independent Bank Corp. Actual results may differ from those contemplated by these statements. Independent Bank Corp wishes to caution listeners not to place undue reliance on any forward-looking statements and disclaims any intent to update publicly any such forward-looking statements, whether in response to new information, to future events or otherwise.
I’ll now review our earnings release. Independent Bank Corp reported net income of $8.7 million, an increase of $425,000 or 5% for the quarter ended September 30, 2005, and net income of $24.6 million, an increase of $3.1 million or 14% for the nine months ended September 30, 2005, as compared to the prior year periods. This represents GAAP diluted EPS of 56 cents for the third quarter of 2005, and $1.59 for the nine month period ending September 30, 2005. Excluding securities gains and merger and acquisition expense from each period, diluted EPS on an adjusted basis improved to $.56 cents and $1.56 for the quarter and nine month periods ending September 30, 2005, increases of 4% and 11% respectively, from the $.54 cents and $1.40 for the same period last year. Of particular note in the third quarter were net interest margin expansion to 3.93%, an increase of 9 basis points on a linked quarter basis and strong return on assets and return on equity performance of 1.17% and 15.5%, respectively.
Balance sheet changes in the quarter. Securities were intentionally decreased by $12 million in the 3rd quarter and $78 million or 10% year-to-date. Management does not intend to grow the securities portfolio in the current yield-curve environment. Securities represented 25% of total assets at September 30, a significant decrease from 28% of assets at year-end 2004.
Loan portfolio. Growth in the company’s loan portfolio slowed during the third quarter. The intentional de-emphasis of indirect auto lending and residential portfolio lending, combined with a slow down in commercial lending due to the rising rate environment, led to loan portfolio growth of less than 1% in the third quarter.

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Independent Bank Corp	INDB	Q3 Earnings Conference Call	10-21-05

Consumer home equity loans, however, grew by 7% in the third quarter. On a year-to-date basis, loans grew by more than 5% with commercial and business banking growing by $64 million or 7%, and home equity at $50.6 million or 26%. The home equity portfolio has played an important role in improving the company’s interest rate sensitivity, with the majority of origination being variable in nature. This portfolio has experienced significant growth in the last 18 months and we are very focused on credit risk monitoring.
I would like to share with you a few statistics on this portfolio. First of all, home equity lines, the outstanding $209 million, that portfolio has weighted average FICO of 743 and weighted average loan to value of 59%. The home equity loan portfolio which is the smaller of the two, $36 million weighted average FICO of 731 and weighted average LTV of 50%. I hope this provides you a glimpse into the quality of this portfolio.
The majority of loan production for the remainder of 2005 is expected to continue to be in the commercial lending and home equity lending categories. Deposits grew by $23 million in the third quarter with the majority of that growth in the time deposit category. Those deposits grew by $112 million or 5.5% for the nine month period ended September 30, 2005. Deposit pricing competition remains strong in our markets. We remain committed to deposit generation, and are selective in deposit promotion in an effort to control the bank’s cost of funds.
The net interest margin for the third quarter of 2005 was 3.93%, this represents a 9 basis point expansion from the second quarter and is due to a more balanced interest sensitivity position. We continue to focus on commercial and home equity lending, a lower security portfolio and prudent liability management.
In the deposit arena we are cultivating core relationships, and not playing the deposit pricing game. We are focused on growing core checking households, maintaining market share through growth at a reasonable price, while being sensitive to cost of funds. All of these actions have contributed to an expanding net interest margin in the third quarter of this year. I expect the net interest margin to continue to be in the 3.9% area for the fourth quarter of 2005.
Excluding securities gains in the comparable quarter, non-interest income improved by $870,000 or 14% due to improved mortgage banking revenue, deposit service charges and investment management revenue. On a year-to-date basis non-interest income excluding security gains improved by 4%. Non-interest expense increased by 6% in both the third quarter and year-to-date as compared to the prior year periods. Almost 2.5% of that increase on a year-to-date is attributable to higher performance based incentive compensation accruals in 2005. The remainder of the variance is detailed in the earnings release.
Asset quality continues to remain strong. Non-performing assets of $2.5 million continued to be a strong positive highlight for the company, representing just 9 basis points total assets and loan delinquency as percentage of loans outstanding represent a very manageable 55 basis points. The allowance for loan loss as percentage of loans was 1.31% at September 30, 2005. Net charge-offs for the quarter were $665,000 and $1.847 million year-to-date. We expect a modest, but certainly not material increase in charge-offs in the fourth quarter due to the new bankruptcy law.
Now capital. The company and the bank are well capitalized by all bank regulatory measures as of September 30, be 2005. The company’s intangible equity to intangible asset ratio improved to 5.68% at June 30, 2005, and on an adjusted basis to account for the deductibility of the majority of the company’s goodwill adjusted intangible equity improves to 6.18% at September 30, 2005.
I just want to make one quick correction. I mentioned non-performing assets as a percent of total assets were 9 basis points at September 30 and they are actually 8 basis points. I will now turn the call over Chris for a few comments.

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Independent Bank Corp	INDB	Q3 Earnings Conference Call	10-21-05

Chris Oddleifson — Chairman and CEO:
Good morning and thank you, Denis. Denis has provided a good summary for the quarter. I am pleased with overall performance delivering 56 cents per share this quarter up from 54 cents per share in the third quarter of last year and $1.59 on year-to-date basis up from $1.44 per share year-to-date last year, an increase year-over-year of 10.4%, and on an operating basis delivering strong results of $1.56 per share year-to-date up from $1.40 per share year-to-date last year, an increase of a little over 11%.
As Denis will share later in the call we continue to expect to end the year at a GAAP EPS of $2.16 and operating EPS of $2.13. This performance in a challenging banking environment is a result of our good execution, business unit and company strategies, good expense control and prudent balance sheet management.
I’d like to highlight a couple points along these lines. First, as Denis mentioned our margin has expanded from 3.84 in the second quarter to 3.93 in the third quarter. This is due to some very disciplined balance sheet actions on our part. As you know, this environment is not conducive to maintaining, much less increasing the security portfolio, thus we’ve managed the security portfolio down by almost 9% at end of the third quarter this year over the same period last year. We are focusing, as Denis mentioned, on commercial and home equity generation and view the fixed rate residential mortgage business as primarily a secondary market opportunity — income opportunity. While these actions provide a smaller balance sheet, the mix of earning assets is more favorable from a profitability and interest rate perspective.
In addition careful management of deposit pricing has allowed us to keep cost of funds under good control in this rising rate environment. I will also say looking forward for a moment that deposit rates remain a bit of a wildcard in estimating our margin as there is a great deal of competitive pressure to raise deposit rates, which I will talk about more in a moment. These actions in addition to effective borrowings management have led to less liability sensitive balance sheet and improved interest margin stability.
Second, a point I’d like to mention I’m pleased with our strong growth in non-interest income due to our increases in investment management fee income, our mortgage banking income and deposit account service charges. Account service fee income continues to grow as we successfully add new core checking relationships to the bank, and fee income increases from increase NSF, ATM and debit card activity.
Lastly, relative to our non-interest expenses increased as Denis mentioned $3.5 million or 6% in the first nine months of this year versus first nine months of 2004. Revenue improvement, that is net interest income and non-interest revenue, excluding security gains during the same period increased over 9%. Breaking down the expense increases, salaries have increased $1.5 million year-over-year as result of merit increases and select additions of staff to support our strategic initiatives we’ve been talking about over the last 18 months or so; incentive comp has increased $1.4 million year-over-year due to improved operating performance; occupancy and equipment expense increased nearly $900,000 primarily driven by facilities rent associated with our Falmouth Bancorp acquisition which closed in mid ‘04, lease-buy out associated with branch closings, two De Novo branches, a new investment management group office and increased depreciation expense related to a new phone system we installed in ‘04.
As the regular participants of our earnings calls know, Rockland Trust Company has been implementing disciplined company growth plan for the last year and-a-half — year and-a-half or two years. We have focused on every aspect of our business. We have continued our strong tradition of banking by improving processes, adding a community development entity for our new market tax credit program. We’ve strengthened cash management products and capability. We’ve introduced a new remote deposit capture product allowing our customers to deposit checks from their offices. And we have not seen anybody else in

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Independent Bank Corp	INDB	Q3 Earnings Conference Call	10-21-05

the market place with this capability as of yet. So it appears we are first in the market and are getting good results, all while maintaining a robust credit quality culture within our commercial banking division.
In our branch banking business we’ve made great stride necessary to increasing effectiveness by providing significant relationship development and sales training for our staff. And hopefully now with an ongoing management process — we’ve introduced a quarterly incentive program tied to branch sale service and operational goals. We’ve strengthened in effect the banking business by developing new service standards with the goal of creating best in class customer experience and by selectively adding, combining selling or closing branches and in addition extended branch hours across our network, including Sunday hours in busy retail markets.
As you have heard from me in the past we’ve established and staffed a new business banking unit and improved the policies there, the processes, the products and the reporting. We’ve introduced new simplified consumer business product sets and our investment manager group, we’ve expanded capability without adding to total staff to assist with asset allocation process across multiple asset classes using an open architecture approach. And we’ve opened and staffed a new Cape Cod office, which affects how we integrated Falmouth Corp. We’ve improved information infrastructure and analysis capability, which has given us the insight into the performance of our indirect auto lending at a very granular level leading us to diminishing originations in this business and has given us competence to increase home equity and origination direct mail activity. We’ve upgraded systems and will further realize efficiencies of improved customer experience through additional system enhancements. And we’ve enhanced performance score cards, staff development incentive plans throughout the company.
Our efforts have been rewarded by great earnings growth with a higher quality balance sheet despite a declining margin from two years ago. Just going back almost two years ago, to the beginning of 2004, and just outlining a few things. From the beginning of 2004 commercial loans had grown by little over $150 million or nearly 19%, deposits have grown just a little less than $400 million or nearly 22%. Our home equity assets have grown nearly 85% with $112 million of growth. Consumer assets grew 17%, growth of $48 million and our assets under administration or management grew $1 million during the time period or 35%. Then since the beginning of this year, the good growth continues, commercial loans have grown by $57.4 million or 6.4%, deposits up $112 million or 5.5% year-to-date; home equity up $50.6 million or 26%.
Denis mentioned we have de-emphasized our indirect auto originations, thus the consumer portfolio has actually decreased since the beginning of this year by $4.2 million or about 1%. Since the beginning of the year assets under management have increased $87.9 million or 15.6% year-to-date.
On the household growth line, this is very important. Through the third quarter of 2005, total core checking households are businesses increased at a 9% annual rate. Consumer, core consumer households have increased at an 8% annualized rate and core business customers have increased at a 12% annualized rate. Our credit quality remains excellent, pristine, delinquency to loans 55 basis points. Denis mentioned NPA to total assets 8%. Non-performing assets are a mere $2.5 million. Allowance to loans is 1.31%. Year-to-date operating efficiency ratio was 61.1% down from 62.9% year-to-date last year and we expect this positive trend to continue and our operating earnings per share are projected to be up 11% over ‘04.
I am encouraged by our progress and believe these positive trends are as a result of our focus on satisfying customers throughout our region. Having said that, though, I want to point out the competitive environment for loans and deposits are intensifying. We are seeing some from our point of view, economically illogical pricing behavior in the market place and we are simply unwilling to originate business of this nature using shareholder capital simply to grow the balance sheet or to grow low quality earnings. For example, in the municipal deposit place, some of our competitors are paying up to levels that exceed our wholesale pricing.

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Independent Bank Corp	INDB	Q3 Earnings Conference Call	10-21-05

We have maintained economic pricing and have suffered as a result large reductions in that segment in the municipal segment, deposit level. We do have intense focus on deposit gathering using targeted direct mail to attract new consumer households. We have a very active sales calling program for small businesses to grow business relationships and we have increased our staff and capability within the commercial cash management arena.
On a similar note we are unwilling to compromise our credit culture and originate loans of lesser quality or to price our assets in a manner that destroys shareholder value. However, as my comments have indicated, I tend to focus on quality of loans, as well.
As a reminder, Rockland Trust is an established regional bank, having been in our community since 1907, and having dominated market share in our primary county. We find ourselves in an increasingly unique position. We are large enough to have a full compliment of product and services in the market that our retail small business and commercial customers would expect at our larger competitors. We are small enough to be viewed as a community bank with a commitment to high touch customer service with more convenience in our primary accounting than anyone else. That concludes my comments, Denis.
Denis Sheahan — CFO:
Thank you, Chris. I’ll review the earnings guidance again. I think Chris has covered a bunch of this ground, but I’ll just go over it again. We expect GAAP diluted EPS for 2005 of $2.16, representing GAAP EPS growth of 6% and on an adjusted basis diluted EPS is expected to be $2.13, representing 11% operating EPS growth. The adjusted EPS calculations exclude the benefit of securities gains in both 2005 and 2004, and merger and acquisition expenses and the gain on the sale of a branch in 2004.
This concludes the presentation and I will now open the call for questions.
Operator:
Thank you. Ladies and gentlemen , we’ll now be conducting a question-and-answer session. If you would like to ask a question please press * 1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. For participants using speaker equipment it may be necessary to pick up the handset before pressing the * keys. Our next question comes from Ryan Kelly with FDR.
<Q>: Good morning, guys.
<A>: Good morning, Ryan.
<Q>: Great quarter. You provided excellent detail on the call today, as well, especially on the home equity side. Do you have some of the same type of statistics for your indirect auto portfolio? I know you are deemphasizing that, but we like to keep track of that, as well?
<A>: Sure. Denis is getting that information. I will say we focus on high quality with FICO, so average weighted average FICO in excess of 700 on the portfolio, as well as new originations.
<A>: Okay, hang on a second. I have it right here. For the average indirect auto for the new production is 727 average FICO and for the portfolio it is in the same range — can you get your fingers on that?
<Q>: That is average new this quarter?
<A>: This quarter. that is up from first couple quarters. First couple quarters it was 710 and 713. Third quarter 727.

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Independent Bank Corp	INDB	Q3 Earnings Conference Call	10-21-05

<Q>: Okay.
<A>: Full year-to-date 717.
<Q>: 717. Okay. Great. That’s great details.
And also your — you know, your trust assets were up nicely this quarter, too. Do you expect to see that going forward or what do you look at there?
<A>: Yes. The management assets, some of which are related to trust, most of the new originations are not. Good growth there. We are fine now. I mean, just let me — just use your question as an opportunity to comment on that business a little bit more. We are seeing very, very good asset growth under management as a result of a couple things. First of all, we have over the last two years really have increased capability to provide an open architecture to our customers, coupled, you know, with the appropriate staff capability that provides advice and counsel to our customers relative to their asset allocation. That is combined with our ability to provide high-touch service to smaller account sizes relative to our big competitors, provides us with a competitive advantage. And we find that when we go head-to-head with some of the big names for the sort of service we provide require minimum account sizes of $5 to $10 million, that we do very well. So, that is a long answer to we expect that asset growth to continue.
<Q>: Okay. Great. And then I was just wondering also if you have any update to the new market tax credit program?
<A>: Sure. Ryan, we are on track to, you know, to meet our objective in the new market tax credit program this year. We have — of the $30 million award that we received, we have another $10 million to invest in our community development entity and we expect that to be invested in the fourth quarter.
<Q>: Okay.
<A>: So, it’s working well for us. We’re meeting our expectations with that.
<Q>: So potentially next year we could see your tax rate drop down to the 29 to 29.5% range, is that —
<A>: No, no, I wouldn’t say so, Ryan, I think around the 31% level is what we expect going forward because the impact of those credits have been realized throughout this year. So for example it is about $1.5 million of the tax credit this year. It will be right around $1.5 million next year.
<Q>: Okay. Great. Thanks very much and great quarter.
<A>: Thank you, Ryan.
Operator:
Our next question is from Damon Delmonty with KBW.
<Q>: Good morning. Congratulations on a great quarter, just a couple questions. With respect to the mortgage banking income that shot up nicely this quarter; do you see that being sustainable going forward?

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Independent Bank Corp	INDB	Q3 Earnings Conference Call	10-21-05

<A>: I think we will slow somewhat in the fourth quarter just due to sort of seasonality. You know the third quarter clearly was a very strong quarter for us. But I would expect just given you are getting into the winter months, we expect it to slow somewhat.
<Q>: Great. With respect to ‘06 EPS growth any comments on what you’re feeling with respect to that?
<A>: Not at this point, Damon. We will go — are going through the planning process and budgeting process for next year and we’d rather wait until January and give you more specific information.
<Q>: Okay. And finally — I think you might have addressed this a while back. But have you quantified what the impact to earnings would be with the option expense starting in beginning of ‘06?
<A>: Yeah. I can give you a general sense of it and we’re actually actively going through that right now and trying to determine whether Black Shoals or the Binomial Lattice model is the right approach, but it’s ballpark $800,000 for options granted to date. You could probably go a little north of that to probably a million dollars next year.
<Q>: Okay. Great. Thanks good job on the quarter.
<A>: Thank you.
Operator:
Once again, if you would like to ask a question please press* 1 on your telephone keypad. Our next question is from Al Savastano with Janney, Montgomery, Scott.
<Q>: Good morning, guys how you doing?
<A>: Hi, Al.
<Q>: Just a quick question on comp and benefits. It declined in the third quarter from second quarter, anything special going on there?
<A>: Um, the — it may be the incentive accrual, Al. We have — I wouldn’t say there is anything special going on there.
<A>: No, there is not. But it may be the timing of the incentive accrual, but, Al, we can get back to you on that, I just don’t have a specific in front of me.
<Q>: Okay. If it’s nothing special don’t worry about it. Thank you.
Operator:
Gentlemen, there are no further questions in queue at this time.
<A>: Okay. Thank you very much.
<A>: Thank you everybody and talk to you on our next call.
Operator:
This concludes today’s conference thank you for your participation. You may disconnect your lines at this time.

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Independent Bank Corp	INDB	Q3 Earnings Conference Call	10-21-05

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